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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                   COMPUTATION OF NET LOSS PER COMMON SHARE
              (In thousands of dollars, except per share amounts)


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
                                                               Three Months Ended       Nine Months Ended
                                                                 September 30,            September 30,
                                                             ---------------------     -------------------
                                                              1997           1998       1997         1998
                                                              ----           ----       ----         ----
                                                          (In thousands of dollars, except per share amounts)
Net loss                                                     $(4,001)    $(17,444)    $(6,150)    $(30,476)
Dividends on Senior Convertible  Preferred Stock                (461)        (216)       (461)      (4,348)
                                                             -------     --------     -------     --------
Net loss applicable to common stock for basic and
  diluted computations                                       $(4,462)    $(17,660)    $(6,611)    $(34,824)
                                                             =======     ========     =======     ========
Weighted-average number of common  shares
 outstanding during the period  for basic and
 diluted computations (in thousands)                           7,254       53,879       4,672       25,262
                                                             =======     ========     =======     ========
Loss per common share - basic and diluted                    $ (0.62)    $  (0.33)    $ (1.42)    $  (1.38)
                                                             =======     ========     =======     ========
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